Exhibit 10.9

November 7, 2014

Dear Robin:

This letter agreement set forth the rights and duties with respect to your employment, and associated compensation and benefits, with New Relic, Inc. (“Company”). This agreement entirely replaces and supersedes any prior offer letter or other agreement related to your employment with the Company that may have been provided earlier.

1. Employment Duties. Your employment shall be with Company in the position of Vice President and General Counsel, reporting to Mark Sachleben. You shall devote your full time, ability, attention, energy and skills solely and exclusively to performing all duties as assigned and delegated to you by Company.

2. Location. You will be working in Company’s San Francisco office.

3. Salary and Bonus. In consideration for your services to Company, you will receive compensation of $10,416.67, paid twice a month (equivalent to $250,000 annually). In addition, you will be eligible for a performance bonus, paid quarterly and targeted at $50,000 annually, based on goals to be determined periodically. The Company shall withhold and deduct all federal and state income, social security and disability taxes as required by applicable laws.

4. Additional Benefits.

a.	Stock Option Grant. You will be eligible to receive employee stock option grants if and when determined by the Board of Directors of the Company (the “Board”) in its sole discretion, at fair market value at the time of the grant as determined by the Board. The quantity, pricing and vesting of your grants will be determined at the sole discretion of the Board.

b.	Insurance. The Company’s benefits package includes health, dental, vision and life insurance.

c.	401k Plan. You will be eligible to participate in the Company sponsored 401k investment plan.

d.	Paid Time Off and Holidays. You shall be entitled to up to thirty (30) paid days off, comprised of: eighteen (18) days of paid time off per year, two (2) days of Company paid community service, and up to ten (10) Company paid holidays. Company paid holidays generally are: New Year’s Day, Presidents’ Day, Memorial Day, 4th of July, Labor Day, Thanksgiving, the Friday after Thanksgiving, and Christmas Day, plus two (2) annual floating holidays determined by Company.

e.	Business Expenses. You shall be entitled to reimbursement by Company for such customary, ordinary and necessary business expenses as are incurred by you in the performance of your duties and consistent with the policies of the Company.

f.	Severance. Exhibit D specifies terms and conditions for additional benefits to be made available in case of termination.

g.	Option acceleration. If stock option acceleration upon change of control is allowed for the similarly situated vice presidents, the Company will provide you with comparable terms and opportunity for option acceleration.

h.	Compensation Review. You will be accorded a review of base salary, bonus other perquisite, and equity at least annually, as well as at such time as an initial public offering.

5. Proprietary Information and Inventions. As a condition of your employment with Company, you shall execute, at the same time as this agreement, the Proprietary Information and Inventions Agreement attached as Exhibit A and incorporated herein by this reference.

6. At-Will Employment. Your employment with Company is entirely voluntary for both parties and either you or Company may conclude the employment relationship at any time, and for any reason or for no reason at all. Also, Company retains its discretion to make all other decisions concerning your employment (e.g. demotions, transfers, job responsibilities, compensation or any other managerial decisions) with or without good cause. This “at will” employment relationship can only be modified in writing by the CEO of Company. This paragraph 6 and the attached Exhibit D contain the entire agreement between you and Company regarding the right and ability of either you or Company to terminate your employment with Company.

7. Representation and Warranty. You represent and warrant to us that the performance of your duties for the Company will not violate any agreement with or trade secrets of any other person or entity and that your duties for the Company, unless we are notified in writing in advance, will not be limited or restricted by any other agreements or understandings between you and other persons or companies. You specifically agree to ensure that you do not use or infringe on the confidentiality or intellectual property rights of any previous employer. You agree to indemnify the Company against a breach of the representations and warranties in paragraph 7.

By signing this letter agreement, you further agree that all disputes, claims or causes of action arising out of or relating to this letter agreement, your employment with Company, or the termination thereof, shall be submitted to final and binding arbitration before the American Arbitration Association (“AAA”) in accordance with the rules and procedures of the National Rules for the Resolution of Employment Disputes established by the AAA.

This letter agreement, together with your Proprietary Information and Inventions Agreement, forms the complete and exclusive statement of your employment agreement with Company. The employment terms in this letter agreement supersede any other agreements or promises made to you by anyone, whether oral or written.

Except as otherwise provided for in this letter agreement, this letter agreement cannot be amended or modified except by a written agreement signed by you and the Company as directed by the Board.

No term, covenant or condition of this letter agreement or any breach thereof shall be deemed waived, except with the written consent of the party against whom the wavier is claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

This letter agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument. Facsimile signatures shall be treated the same as original signatures.

[Signature Page Follows]

By so signing, you acknowledge that you have received no inducements or representations other than those set forth in this letter agreement that caused you to accept the terms of employment set forth herein.

Very truly yours,

/s/ Mark Sachleben
Mark Sachleben
Chief Financial Officer

Accepted and Agreed:

/s/ Robin Schulman
Robin Schulman

November 7, 2014
Date

EXHIBIT A — NEW RELIC, INC.

EMPLOYEE PROPRIETARY INFORMATION

AND INVENTIONS AGREEMENT

In consideration of my employment or continued employment by NEW RELIC, INC. (“Company”), and the compensation now and hereafter paid to me, I hereby agree as follows:

1. NONDISCLOSURE

1.1 Recognition of Company’s Rights; Nondisclosure. At all times during my employment and for a period of five (5) years thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. I will obtain Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at Company and/or incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.

1.2 Proprietary Information. The term “Proprietary information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company. By way of illustration but not limitation, “Proprietary Information” includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as “Inventions”); and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of other employees of the Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, and my own skill, knowledge, know-how and experience to whatever extent and in whichever way I wish.

1.3 Third Party information. understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

1.4 No Improper Use of Information of Prior Employers and Others. During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

2. ASSIGNMENT OF INVENTIONS.

2.1 Proprietary Rights. The term “Proprietary Rights” shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.

2.2 Prior Inventions. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit C (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit C but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit C for such purpose. If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, in-evocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent.

2.3 Assignment of Inventions. Subject to Sections 2.4, and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “Company Inventions.”

2.4 Nonassignable Inventions. This Agreement does not apply to an Invention which qualifies fully as a nonassignable Invention under Section 2870 of the California Labor Code (hereinafter “Section 2870”). I have reviewed the notification on Exhibit A (Limited Exclusion

Notification) and agree that my signature acknowledges receipt of the notification.

2.5 Obligation to Keep Company Informed. During the period of my employment and for six (6) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment. At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under Section 2870; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the provisions of Section 2870. I will preserve the confidentiality of any Invention that does not fully qualify for protection under Section 2870.

2.6 Government or Third Party. I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by the Company.

2.7 Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

2.8 Enforcement of Proprietary Rights. I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company

Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

3. RECORDS. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

4. ADDITIONAL ACTIVITIES. I agree that during the period of my employment by the Company I will not, without the Company’s written consent, engage in any employment or business activity which is competitive with, or would otherwise conflict with, my employment by the Company. I agree further that for the period of my employment by the Company and for one (1) year after the date of termination of my employment by the Company I will not, either directly or through others, solicit or attempt to solicit any employee, independent contractor or consultant of the company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity.

5. NO CONFLICTING OBLIGATION. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

6. RETURN OF COMPANY DOCUMENTS. When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing and signing the Company’s termination statement.

7. LEGAL AND EQUITABLE REMEDIES. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

8. NOTICES. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

9. NOTIFICATION OF NEW EMPLOYER. In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

10. GENERAL PROVISIONS.

10.1 Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in

San Francisco County, California, for any lawsuit filed there against me by Company arising from or related to this Agreement.

10.2 Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable taw as it shall then appear.

10.3 Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

10.4 Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

10.5 Employment. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause.

10.6 Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

10.7 Advice of Counsel. ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS

AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

10.8 Entire Agreement. The obligations pursuant to Sections 1 and 2 of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

This Agreement shall be effective as of the first day of my employment with the Company, namely: 1 April, 2008.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT B TO THIS AGREEMENT.

Dated:	11/21/2013

/s/ Robin Schulman
Robin Schulman

ACCEPTED AND AGREED TO: NEW RELIC, INC.

By:	/s/ Mark Sachleben

Title:	CFO

188 Spear St. – 1200
(Address)

San Francisco, CA 94115

Dated:	9 Dec. 2013

EXHIBIT D

SEVERANCE ADDENDUM

If the Company terminates your employment without Cause (as defined below) or you resign your employment for Good Reason (as defined below), and provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)) (a “Separation from Service”), and further provided that you remain in compliance with this letter agreement and within 60 days following the date of termination of your employment you provide to the Company an executed and effective general release of all claims in a form satisfactory to the Company (the “Release”), then: (a) the Company will pay you severance compensation equal to six (6) months of your base salary in effect as of your employment termination date, less payroll deductions and all required withholdings. which will be paid in a lump sum on the sixtieth (60th) day following your Separation from Service, provided the Release has become effective; and (b) if such employment termination occurs prior to the one (1) year cliff of your vesting equity, the Company will accelerate your then unvested equity such that 25% of your then-unvested equity offered in your employment agreement will immediately vest and become exercisable as of the date of your Separation from Service.

In the event that your employment is terminated by the Company for Cause or by you for any reason other than Good Reason, then you will no longer vest in [any equity awards], all payments of compensation by the Company to you hereunder will terminate immediately (except as to amounts already earned), and you will not be entitled to any severance benefits, including (without limitation) any severance payment or the vesting acceleration. In addition, you shall resign from all positions and terminate any relationships as an employee, advisor, officer or director with the Company and any of its affiliates, each effective on the date of termination.

“Cause” means any of the following: (a) you willfully engage in conduct that is in bad faith and materially injurious to the Company, including but not limited to, misappropriate or trade secrets, fraud or embezzlement; (b) you commit a material breach of any written agreement between you and the Company that causes harm to the Company, which breach is not cured within thirty (30) days after receipt of written notice describing in detail such breach to you from the Company; (c) you willfully refuses to implement or follow a directive by your supervisor, directly related to your duties, which breach is not cured within thirty (30) days after receipt of written notice describing in detail such breach to you from the Company; or (d) you engage in material misfeasance or malfeasance demonstrated by a continued pattern of material failure to perform the essential job duties associated with your position, which breach is not cured within thirty (30) days after receipt or written notice describing in detail such breach to you from the Company.

“Good Reason” means any of the following actions by the Company (or any acquiror thereof) without your prior written consent: (a) a material reduction in your duties or responsibilities that is inconsistent with your position; (b) the requirement that you change your principal office to a facility that increases your commute by more than fifty (50) miles from your commute to the location at which you are employed prior to such change, or (c) a material reduction in your annual base salary, which the parties agree is a reduction of at least 5% of your base salary. In order to resign for Good Reason, you must provide written notice to the Company’s CEO within 30 days after the first occurrence of the event giving rise to Good Reason setting forth the basis for your resignation, allow the Company at least 30 days from receipt of such written notice to cure such event, and if such event is not reasonably cured within such period, you must resign from all positions you then hold with the Company not later than 90 days after the expiration of the cure period.

It is intended that any severance benefits payable under this letter agreement satisfy, to the greatest extent possible, the exemptions from the application of Internal Revenue Code Section 409A provided under Treasury Regulations 1.409A 1(b)(4), 1.409A 1(b)(5) and 1.409A 1(b)(9), and this letter agreement will be construed to the greatest extent possible as consistent with those provisions. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section l.409A 2(b)(2)(iii)), your right to receive installment payments under this letter agreement shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this letter agreement, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), to the extent delayed commencement of any portion of the severance benefits to which you are entitled under this letter agreement is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i), such portion of your benefits shall not be provided to you prior to the earlier of (i) the expiration of the six-month period measured from the date or your Separation from Service with the Company or (ii) the date of your death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph shall be paid in a lump sum to you, and any remaining payments due under this letter agreement shall be paid as otherwise provided herein.

For New Relic, Inc.:

/s/ Mark Sachleben
Mark Sachleben

7 Nov. 2014
Date

For Robin Schulman:

/s/ Robin Schulman
Robin Schulman

7 Nov. 2014
Date